EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT hereinafter (“Agreement”) is effective as of this 16th day of, January 2020 (“Effective Date”) between Boomer Holdings Inc, a Nevada corporation (“Employer”) and Mike Quaid (“Employee”). In consideration of the mutual promises and covenants contained herein, the sufficiency of such consideration being expressly acknowledged by the parties, it is agreed as follows:

1. EMPLOYMENT. Employer employs Employee, and Employee accepts employment, upon the terms and conditions set forth in this Agreement. This Agreement supersedes all prior agreements between the parties with respect to the subject matter hereunder.

2. TERMS. This Agreement shall be for a term of three (3) years commencing on January 16, 2020 unless otherwise terminated in accordance with the termination provisions stated below.

3. COMPENSATION.

Employee shall receive compensation in the amount of (i) Five Thousand Dollars ($5,000) during the first ninety (90) days of this Agreement; (ii) an increase to a total of Ten Thousand Dollars ($10,000) per month during any month in which the Employer reaches One Million Dollars ($1,000,000) per month in sales or (iii) an increase to a total of Fifteen Thousand Dollars ($15,000) per month during any month in which Employer reaches Three Million Dollars ($3,000,000) per month in sales. In addition, annual bonuses shall be paid as determined by the Board of Directors of Employer. Employee shall be paid in accordance with Employer payroll practices, including any tax withholdings required by State or Federal law.

4. DUTIES. Employee shall work a reasonable amount of hours as needed by Company and shall serve as Chief Executive Officer.

5. VACATION.

Employee shall receive two (2) weeks of paid vacation per each year of this Agreement.

6. EQUITY. Employee shall receive a grant of Five Hundred Thousand (500,000) common shares of Employer stock.

7. EXPENSES. During the term of employment, Employee shall be entitled to reimbursement of expenses incurred while carrying out all responsibilities hereunder.

8. TERMINATION. Whenever the word “Termination” is used in this Agreement with reference to a termination of Employee’s employment, such word or term shall include termination, voluntary or involuntary, with or without cause, discharge, retirement, disability, or withdrawal, or any other type of termination of employment in this Agreement may occur under the following circumstances, or any one of them:

I. Termination by Employee. Employee may terminate employment hereunder, upon not less than ninety (90) days prior written notice of termination to Employer. Employee specifically acknowledges ninety (90) days prior written notice is necessary in order to allow Employer a reasonable time to find a replacement for Employee. In the event of breach of this subsection, Employee shall be responsible for all out of pocket costs for litigation counsel and any head hunter fees necessary to replace Employee for all work required within the ninety (90) day period in which insufficient notice was provided.

II. Termination by Employer. Employer may terminate Employee’s employment hereunder:

a. Without advance notice upon Employee being found guilty in a court of law of a felony or Employee agreeing to a felony plea;

b. If Employee breaches any of the provisions of this Agreement and said breach is not cured within thirty (30) days of written notice thereof from Employer;

c. If Employee becomes disabled such that he or she cannot perform his duties hereunder and said disability continues for a period of twelve (12) consecutive months.

In the event of the death of Employee, this Agreement shall terminate, provided any compensation then due shall be prorated on the basis of time to the date of such termination.

Upon termination, Employee will be paid accrued, unpaid salary.

9. EMPLOYER BENEFITS. Employee shall receive Employee Benefits when the Company creates a benefit plan for all full-time employees.

10. CONFIDENTIAL INFORMATION. The parties agree that the terms of this Agreement shall remain confidential and shall not be disclosed absent the advanced written consent of the non-disclosing party, except for customary disclosure necessary to handle compliance and other pertinent issues with Employer and Employee’s attorneys, accountants, and consultants.

11. REMEDIES. The parties recognize that irreparable injury will result to Employer and its business property if employee breaches the provisions of the paragraphs above. In the event of a breach, in addition to any other remedies which Employer may at law or in equity be entitled, the Employer will be entitled to an injunction to restrain further breach by Employee or any of Employee’s partners, agents, employers and employees, or any person acting for or with Employee. The violation by Employee of these provisions could cause irreparable injury to the Employer and there is no adequate remedy at law for a violation of those provisions. Each breach of this Agreement and each remedy provided in this Agreement are distinct and cumulative to all other rights or remedies under this Agreement or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order whatsoever. Such exercise includes, but is not limited to, Employer seeking both an injunction to restrain further breach and seeking monetary damages.

12. WAIVER. The waiver of the Employer of a breach of any provision of the Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

13. ATTORNEY’S FEES. If any action at law, in equity, or arbitration, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to all costs and reasonable attorneys’ fees.

14. ASSIGNABILITY. These contractual obligations of Employee are personal and neither the rights nor obligations under this Agreement may be assigned or transferred by Employee to any other person. This Agreement will bind and benefit any successor of Employee, whether by merger, sale of assets, reorganization or other form of business acquisition, disposition or business reorganization.

15. AMENDMENT. This Agreement contains the entire understanding of the parties. This Agreement may be changed only by a written document signed by Employee and Employer. In the event of any changes, the Employee agrees as terms of their employment to sign any subsequent or amended contracts, which are applicable to their department and/or position. Such changes have to be approved in a management meeting by the members holding a majority interest of Employer.

16. NOTICES. All notices and other communications required or permitted to be given by this Agreement must be in writing and must be given and will be deemed received if and when either hand delivered and a signed receipt is given, or mailed by registered or certified U.S. Mail, return receipt requested, postage prepared, and if to Employer to the address below:

Boomer Holdings Inc

2820 S Jones Blvd

Las Vegas, Nevada 89146

And if to Employee:

Mike Quaid

Either party may change the address to which notice is to be addressed by notifying the other party of the change.

17. ENFORCEMENT. This Agreement is to be construed in accordance with the laws of the State of Nevada. Any actions arising in connection with the Agreement shall be subject to mandatory arbitration in front of a three-arbitrator panel in Clark County, Nevada. By this Agreement, the parties confer jurisdiction over the subject matter of and parties to the Agreement. The party who prevails in any action will be entitled to an award of the reasonable costs and attorney’s fees incurred in the action.

18. SEVERABILITY. If any provision of this Agreement, or any portion thereof, is held unreasonable, unlawful, or unenforceable by a court of competent jurisdiction, the provision, paragraph, or portion thereof will be deemed to be modified to the extent necessary for such provisions to be legally enforceable to the fullest extent permitted by applicable law. Any court of competent jurisdiction may enforce or modify any provision, paragraph, or portion thereof in order that the provision or portion will be enforced by the court to the fullest extent permitted by applicable law.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 16th day of January 2020.

“Employer”

Boomer Holdings Inc

_________________________________

By: Daniel Capri, President

“Employee”

_________________________________

Mike Quaid